Exhibit 99.1

              Revlon Reports First Quarter 2005 Results

    NEW YORK--(BUSINESS WIRE)--May 6, 2005--Revlon, Inc. (NYSE:REV) today announced results for the first quarter ended March 31, 2005. The Company generated Adjusted EBITDA(1) in the quarter of approximately $22 million, with advertising behind the Company's key new product launches up significantly, as planned. Net loss in the quarter was approximately $47 million, or $0.13 per diluted share, compared with a net loss of approximately $58 million, or $0.63 per diluted share, in the first quarter of 2004.
    During the quarter, the Company made further progress to strengthen its balance sheet, with the successful consummation of a $310 million senior notes offering and the subsequent, related redemption of the Company's 8 1/8% and 9% senior notes. These transactions extended the maturities on the Company's debt that would have otherwise matured in 2006 and also reduced the Company's exposure to floating rate debt.
    Commenting on the quarter, Revlon President and Chief Executive Officer Jack Stahl stated, "Our results in the first quarter, as expected, are beginning to reflect the actions we took in 2003 and 2004 to ratchet up our capability in the area of new products, while simultaneously increasing our investment spending behind several of our well-established franchises. At the same time, we continue to manage our cost base, in order to create the necessary resources to invest in our brands to drive growth, and we expect these actions to benefit us as we move forward. We believe our strategy to strengthen our brands and their connection to consumers, coupled with our focus on building best-in-class retail partnerships and the capabilities of the Revlon organization, will enable us to achieve our objective of long-term, profitable growth and value creation."
    The Company will host a conference call with members of the investment community on May 6, 2005 at 9:30 AM EDT to discuss the results of the first quarter. Access to the call is available to the public at www.revloninc.com.

    First Quarter Results

    Net sales in the first quarter of 2005 were down approximately 2% to $301 million, compared with net sales of $308 million in the first quarter of 2004. This performance was primarily driven by lower shipments in North America(2) and reduced licensing revenues, as the 2004 first quarter included an approximate $5 million prepayment of a licensing renewal fee by a licensee. Partially offsetting these factors was favorable foreign currency translation, which benefited the sales comparison by approximately two percentage points in the quarter.
    In North America, net sales in the first quarter of 2005 declined approximately 6% to $194 million, versus $206 million in the first quarter of 2004. This performance primarily reflected lower shipments and the impact of the aforementioned lower licensing revenues, partially offset by lower returns and allowances, including a decrease in the sales allowances component of brand support. North America shipments largely reflected strong performance of new products, which was more than offset by a decrease in shipments of base products.
    Internationally, net sales in the first quarter of 2005 advanced approximately 4% to $107 million, compared with $103 million in the first quarter of 2004. This growth primarily reflected shipment strength, particularly in the Far East region, and favorable foreign currency translation, partially offset by an increase in the sales allowances component of brand support.
    The Company generated an operating loss of approximately $2.1 million in the first quarter of 2005, versus operating income of $20.1 million in the first quarter of 2004. As anticipated, this performance primarily reflected the Company's planned investment in higher brand support, as well as the impacts of lower licensing revenues, higher restructuring costs, and the benefit in the year-ago period of approximately $3 million associated with a modification to International benefits. Similarly, Adjusted EBITDA in the first quarter of 2005 was approximately $21.6 million, compared with Adjusted EBITDA of approximately $44.5 million in the first quarter of 2004. Substantially the same factors driving the comparison for operating income also drove the comparison for Adjusted EBITDA.
    Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.
    Net loss in the first quarter of 2005 was $46.8 million, or $0.13 per diluted share, compared with a net loss of $58.2 million, or $0.63 per diluted share, in the first quarter of 2004. Net loss in the 2005 first quarter benefited from a significant reduction in interest expense and lower costs associated with the early extinguishment of debt. In addition, the diluted per share comparison benefited from the Company's debt-for-equity exchange offers, consummated in March 2004, which significantly increased common shares outstanding in the 2005 period.
    Cash flow used for operating activities in the first quarter of 2005 was $7.6 million, compared with cash flow used for operating activities of $35.6 million in the first quarter of 2004.

    Market Share Results(3):

    In terms of U.S. marketplace performance, according to ACNielsen, the color cosmetics category grew 1.4% versus year-ago in the first quarter. The Company registered a share of 21.9% for the quarter, down
0.2 share points versus the same period last year. The Revlon brand registered a share of 15.6% for the quarter, compared with 16.4% in the year-ago period, while the Almay brand advanced to 6.3% for the quarter, up 0.5 points versus year-ago.
    In other key categories, the Company gained share in hair color, while market share declined in beauty tools and was essentially even for anti-perspirants/deodorants.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R) and Mitchum(R).

Footnotes to Press Release

(1) Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance. Historically, the Company viewed Adjusted EBITDA as both a performance measure and a liquidity measure and reconciled the metric to both net income/(loss), for its use as a performance measure, and cash flow from/(used for) operating activities, for its use as a liquidity measure. For 2005 and beyond, the Company views Adjusted EBITDA solely as a performance measure. The Company believes that, as a performance measure, Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Finally, EBITDA is defined differently for our credit agreement.

In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss), its most directly comparable GAAP measure.

(2) North America includes the United States and Canada.

(3) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass market dollar volume.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events; the Company's plans to ratchet up its capability in the area of new products, increasing its investment spending behind several of its well-established franchises, continuing to manage its cost base in order to create the necessary resources to invest in the Company's brands to drive growth, and the expectation that these actions would benefit the Company as it moves forward; the Company's belief that its strategy to strengthen its brands and their connection to consumers, coupled with its focus on building best-in-class retail partnerships and the capabilities of the Revlon organization, will enable the Company to achieve its objective of long-term, profitable growth and value creation. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC during 2005 (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of the Company to ratchet up its capability in the area of new products or continue to manage its cost base; difficulties, delays, unexpected costs or the inability of the Company to strengthen its brands and their connection to consumers; difficulties, delays or the inability of the Company to build best-in-class retail partnerships and the capabilities of the Revlon organization; and difficulties, delays, unexpected costs or the inability of the Company to achieve its objective of long-term, profitable growth and value creation, such as by less than anticipated acceptance of the Company's new products by retailers or consumers, less than expected benefits from the Company's new product development process; the Company's inability to achieve its operating margin improvements; softness in the U.S. mass market color cosmetics category; the Company's inability to generate sufficient funds from improved efficiencies and profit margins to increase its investment in its brands and products to the extent planned or other difficulties, delays or inabilities to increase such level of investment; and the Company's advertising, marketing, promotions and media being less effective than planned or the Company's inability to optimize the effectiveness of its advertising, marketing, promotions and media. Factors other than those listed above could also cause the Company's results to differ materially from expected results.


                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)

                                                 Three Months Ended
                                                      March 31,
                                             ----------------------
                                                   2005        2004
                                             ----------  ----------
Net sales                                   $     300.9  $    308.4
Cost of sales                                     114.2       117.1
                                            -----------  ----------
  Gross profit                                    186.7       191.3
Selling, general and administrative expenses      187.1       171.9
Restructuring (benefit) costs and other, net        1.7        (0.7)
                                            -----------  ----------

  Operating income (loss)                          (2.1)       20.1
                                            -----------  ----------

Other expenses (income):
  Interest expense                                 29.7        44.6
  Interest income                                  (1.6)      (1.0)
  Amortization of debt issuance costs               1.6         2.6
  Foreign currency (gains) losses, net              2.5        (1.4)
  Loss on early extinguishment of debt              7.5        32.6
  Miscellaneous, net                                1.4         0.1
                                            -----------  ----------
    Other expenses, net                            41.1        77.5
                                            -----------  ----------

Loss before income taxes                          (43.2)      (57.4)

Provision for income taxes                          3.6         0.8
                                            -----------  ----------

Net loss                                    $     (46.8) $    (58.2)
                                            ===========  ==========


Basic and diluted net loss per common
  share                                     $     (0.13) $    (0.63)
                                            ===========  ==========

Weighted average number of common shares
  outstanding:
    Basic and diluted                       370,126,944  92,933,027
                                            ===========  ==========


                     REVLON, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                         (dollars in millions)

                                              March 31,  December 31,
          ASSETS                                   2005        2004
                                             ----------  ----------
                                             (Unaudited)
Current assets:
  Cash and cash equivalents                 $     104.1  $    120.8
  Trade receivables, net                          152.3       200.6
  Inventories                                     169.6       154.7
  Prepaid expenses and other                       72.4        69.7
  Investment in debt defeasance trust             197.9           -
                                            -----------  ----------
    Total current assets                          696.3       545.8
Property, plant and equipment, net                115.3       118.7
Other assets                                      157.4       149.9
Goodwill, net                                     186.1       186.1
                                            -----------  ----------
    Total assets                            $   1,155.1  $  1,000.5
                                            ===========  ==========

      LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Short-term borrowings - third parties     $      33.9  $     36.6
  Current portion of long-term debt
   - third parties                                191.7        10.5
  Accounts payable                                100.9        95.2
  Accrued expenses and other                      270.4       283.2
                                            -----------  ----------
    Total current liabilities                     596.9       425.5
Long-term debt - third parties                  1,337.0     1,308.2
Other long-term liabilities                       286.6       286.7
Total stockholders' deficiency                 (1,065.4)   (1,019.9)
                                            -----------  ----------
    Total liabilities and stockholders'
     deficiency                             $   1,155.1  $  1,000.5
                                            ===========  ==========


                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)

                                                Three Months Ended
                                                     March 31,
                                             ----------------------
                                                   2005        2004
                                             ----------  ----------
                                                     (Unaudited)
Reconciliation to net loss:
---------------------------

Net loss                                     $    (46.8) $    (58.2)

Interest expense, net                              28.1        43.6
Amortization of debt issuance costs                 1.6         2.6
Foreign currency (gains) losses, net                2.5        (1.4)
Loss on early extinguishment of debt                7.5        32.6
Miscellaneous, net                                  1.4         0.1
Provision for income taxes                          3.6         0.8
Depreciation and amortization                      23.7        24.4

                                             ----------  ----------
Adjusted EBITDA                              $     21.6  $     44.5
                                             ==========  ==========

    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
             or
             Media:
             Scott Behles, 212-527-4718